Exhibit 35.1

Commercial Mortgage Servicing D1086-120,12th Floor 550 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of September 1, 2012, by and among Citigroup Commercial Mortgages Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator and U.S. Bank National Association, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates Series 2012-GC8 (the “Agreement”). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.08 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.	A review of the activities of the Servicer during the period from September 1, 2012 through December 31, 2012, and of its performance per the Agreement during such period has been made under my supervision, and

2.	To the best of my knowledge, based on such review, the Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period September 1, 2012 through December 31, 2012.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 13th day of March 2013.

/s/ Daniel E. Bober
Executive Vice President Commercial Mortgage Servicing Wells Fargo Bank

Wells Fargo Bank, N.A.